EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.

ANNOUNCES INCREASES IN FOURTH QUARTER 2012 REVENUE AND EBITDA

Oklahoma City, Oklahoma (February 26, 2013) – Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced fourth quarter and full year 2012 consolidated results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2012 were $9.4 million, with net income of $4.9 million. This compares to EBITDA and net income of $7.2 million and $3.1 million, respectively, during the prior year period. Distributable cash flow for the quarter ended December 31, 2012 was $10.0 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the fourth quarter 2012 results include:

•         revenue increased 23% over the comparable period in 2011 due to strong international growth;

•         EBITDA for the quarter ended December 2012 improved 30% over the fourth quarter of 2011; and

•         the number of compressor units in service increased 8% over the comparable 2011 period.

Consolidated results reported below are for the three and twelve months ended December 31, 2012.  The Partnership closed its initial public offering on June 20, 2011. Consolidated results reported in this release for the periods prior to the closing date of the Partnership’s initial public offering include the results of the Partnership’s predecessor entity. The Partnership’s predecessor entity consisted of Compressco, Inc. and its subsidiaries and certain assets, liabilities and operations of certain other subsidiaries of TETRA Technologies, Inc. conducting business in Mexico.

Consolidated revenues for the quarter ended December 31, 2012 were $32.4 million versus $26.3 million in the fourth quarter of 2011. Income before tax for the quarter ended December 31, 2012 was $5.9 million versus $4.2 million in the fourth quarter of 2011.

Results of operations for the fourth quarter of 2012 reflect an improvement of compressor and other service revenues, primarily in international markets, particularly driven by activity in Mexico. Compared to the fourth quarter of 2011, sales of compressor units decreased. Although the Partnership expects to sell compressor units in its normal course of business, a significant portion of the compressor unit sales during the fourth quarter of 2011 were primarily for customized packages sold to a specific customer pursuant to a large purchase program. Sales of compressor units are generally less predictable, reflecting the specific and unique customer requirements.

The number of compressor units providing services increased 8.3% as the Partnership utilized an average of 3,149 compressor units to provide services during the three months ended December 31, 2012, compared to an average of 2,907 compressor units utilized during the three months ended December 31, 2011. Cost of compression and other services as a percentage of compression and other services revenue increased during the fourth quarter of 2012 compared to the fourth quarter of 2011 by 3.3%. Higher compensation related expenses include labor cost increases in Mexico. The Partnership’s administrative expenses also reflect increased salary and employee related expenses and higher equity compensation expense. At December 31, 2012, the Partnership had cash of $13 million and an outstanding long-term debt balance of $10.1 million.

Unaudited financial data for the three and twelve month periods ended December 31, 2012 compared to the prior year’s periods is available in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “In 2012, we accelerated our strategic focus on expanding unconventional resource applications and growing our business outside the U.S. Our team diligently deployed assets into Latin American, European and Asian Pacific markets throughout 2012, while domestically focusing on unconventional applications supporting associated gas from liquids production, vapor recovery and casing gas systems.

“Following a strong 2012, I am excited by the opportunities we see both internationally and within the U.S.  While natural gas price expectations in the U.S. remain below $4 per Mcf, we maintain our focus on unconventional applications, and further deployment of our V-Jack™ units. We believe that our excellent field service team, LEAN manufacturing, and supply chain focus position us well to benefit from the anticipated strengthening in demand for our conventional service applications. Internationally, we will continue to seek out and expand our operations into markets such as Latin America, Asia-Pacific and Europe.”

Compressco Partners will host a conference call to discuss fourth quarter 2012 results today, February 26, 2013, at 10:30 am ET. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through Compressco Partners website at www.compressco.com.

On January 18, 2013, Compressco Partners announced that the board of directors of its general partner declared an increased cash distribution attributable to the fourth quarter of 2012 of $0.42 per outstanding unit, paid on February 15, 2013 to unit holders of record as of the close of business on February 1, 2013.

Compressco Partners is a provider of compression-based production enhancement services, which are used in both conventional wellhead compression applications and unconventional compression applications, and, in certain circumstances, well monitoring and sand separation services. The Partnership provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2013, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners’ beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners’ Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The following financial data for the twelve month period ended December 31, 2011 includes results of Compressco Partners and results of its predecessor for the period prior to June 20, 2011.

Financial Data (unaudited)	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In Thousands)
Revenues
Compression and other services	$29,833	$21,478	$102,260	$81,979
Sales of compressors and parts	2,585	4,871	6,322	13,200
Total revenues	32,418	26,349	108,582	95,179

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	16,012	10,828	52,330	42,087
Cost of compressors and parts sales	1,625	3,583	3,682	9,620
Total cost of revenues	17,637	14,411	56,012	51,707

Selling, general and administrative expense	5,138	4,572	18,758	15,757
Depreciation and amortization	3,506	3,069	13,227	12,521
Interest (income) expense, net	23	(50)	25	5,052
Other expense, net	258	166	876	980
Income before tax provision	5,856	4,181	19,684	9,162
Provision for income taxes	957	1,058	3,353	1,905
Net income	$4,899	$3,123	$16,331	$7,257

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA and distributable cash flow. EBITDA is used as a supplemental financial measure by the Partnership’s management to:

•         assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner;

•         evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•         measure operating performance and return on capital as compared to those of other companies in the production enhancement business;

•         and determine the Partnership’s ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold and equity compensation expense.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision making process.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

The following table reconciles net income to EBITDA for the three and twelve month periods ended December 31, 2012 and December 31, 2011:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In Thousands)
Net income	$4,899	$3,123	$16,331	$7,257
Provision for income taxes	957	1,058	3,353	1,905
Depreciation and amortization	3,506	3,069	13,227	12,521
Interest (income) expense, net	23	(50)	25	5,052
EBITDA	$9,385	$7,200	$32,936	$26,735

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and twelve month periods ended December 31, 2012:

	Three Months Ended	Twelve Months Ended
	December 31, 2012	December 31, 2012
	(In Thousands)
Net income	$4,899	$16,331
Provision for income taxes	957	3,353
Depreciation and amortization	3,506	13,227
Interest (income) expense	23	25
EBITDA	9,385	32,936
Less:
Current income tax benefit (expense) (A)	362	(1,423)
Maintenance capital expenditures	(425)	(730)
Interest expense	(23)	(25)
Plus:
Non-cash cost of compressors sold	59	127
Equity compensation	592	1,905
Distributable cash flow	$9,950	$32,790

Cash distribution attributable to period	$6,660	$25,252

Distribution coverage ratio	1.49x	1.30x

(A) Current income tax benefit (expense) can fluctuate from quarter to quarter as a result of various factors including discrete quarterly items that may not affect net income, but do have an impact on current tax expense. The fourth quarter of 2012 included the impact of a $931,000 tax benefit.

Contact:

Compressco Partners, L.P., Oklahoma City, Oklahoma

Ronald J. Foster, 405/677-0221

Fax: 405/619-9244

www.compressco.com